Exhibit 10.2

THIRD AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

This Third Amended and Restated Executive Employment Agreement (hereinafter called the “Agreement”), is made as of the latest date indicated below between Mastech Digital Technologies, Inc., a Pennsylvania corporation (hereinafter called “Company”), Mastech Digital, Inc., a Pennsylvania corporation (hereinafter called “Parent”) and the undersigned employee, John J. Cronin, Jr. (hereinafter called “Executive”).

WHEREAS, Company, Parent and Executive entered into that certain Executive Employment Agreement, dated March 18, 2009, as amended on January 7, 2013 and further amended on March 18, 2013 (solely with respect to compensation), pursuant to which the Company employed Executive (hereinafter called the “Original Employment Agreement”);

WHEREAS, the Original Employment Agreement was replaced by an Amended and Restated Executive Employment Agreement on March 20, 2017 (the “First Amended and Restated Employment Agreement”); and the First Amended and Restated Executive Employment Agreement was replaced by a Second Amended and Restated Executive Employment Agreement on March 21, 2018 (the “Second Amended and Restated Employment Agreement”);

WHEREAS, Parent, Company and Executive now desire to amend and restate the Second Amended and Restated Employment Agreement upon the terms and conditions set forth herein;

WHEREAS, this Agreement is a term and condition of Executive’s employment and is made in consideration for employment, wages and benefits offered to Executive contemporaneously with this Agreement; and

WHEREAS, this Agreement is necessary for the protection of the legitimate and protectable business interests of Company and its Affiliates (as hereinafter defined) and their customers, prospective customers, accounts and confidential, proprietary and trade secret information.

NOW THEREFORE, for the consideration set forth herein, the receipt and sufficiency of which are acknowledged by the parties, and intending to be legally bound hereby, Company and Executive agree as follows:

1. DEFINITIONS. As used herein:

(a) “Affiliate” shall mean and include Parent and any corporation, trade or business which is, as of the date of this Agreement, with Company, part of a group of corporations, trades or businesses connected through common ownership with Parent, where more than 50% of the stock or other equity interests of each member of the group (other than Parent) are owned, directly or indirectly, by one or more other members of the group.

(b) “Change of Control” shall mean (i) the consummation of a reorganization, merger or consolidation or similar form of corporate transaction, involving Company or any of its subsidiaries (a “Business Combination”), in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the outstanding common stock immediately prior to such Business Combination do not, immediately following such Business Combination, beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination; or (ii) the complete liquidation or dissolution of Company or sale or other disposition of all or substantially all of the assets of Company other than to a corporation with respect to which, following such sale or disposition, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the common stock of Company immediately prior to such sale or disposition.

(c) “Confidential Information” shall include, but is not necessarily limited to, any information which may include, in whole or part, information concerning Company’s and its Affiliates’ accounts, sales, sales volume, sales methods, sales proposals, customers or prospective customers, prospect lists, manuals, formulae, products, processes, methods, financial information or data, compositions, ideas, improvements, inventions, research, computer programs, computer related information or data, system documentation, software products, patented products, copyrighted information, know how and operating methods and any other trade secret or proprietary information belonging to Company or any Affiliate or relating to Company’s or any Affiliate’s affairs that is not public information.

(d) “Customer(s)” shall mean any individual, corporation, partnership, business or other entity, whether for-profit or not-for-profit (i) whose existence and business is known to Executive as a result of Executive’s access to Company’s and its Affiliates’ business information, Confidential Information, customer lists or customer account information; (ii) that is a business entity or individual with whom Company or any Affiliate has contracted or negotiated during the one (1) year period preceding the termination of Executive’s employment; or (iii) who is or becomes a prospective client, customer or acquisition candidate of Company or any Affiliate during the period of Executive’s employment.

(e) “Competing Business” shall mean any individual, corporation, partnership, business or other entity which operates or attempts to operate a business which provides, designs, develops, markets, engages in, produces or sells any products, services, or businesses which are the same or similar to those produced, marketed, invested in or sold by Company or any Affiliate.

(f) “Good Reason” shall mean, without the written consent of Executive, (i) a material diminution of Executive’s job responsibilities; (ii) a material reduction in Executive’s base salary, unless such reduction is part of a reduction in compensation for all employees of Company in general; (iii) the geographic relocation of Executive’s principal place of employment greater than fifty (50) miles from Company’s offices in Pittsburgh, Pennsylvania; or (iv) material breach by Company of this Agreement. Notwithstanding the foregoing, Good Reason shall not be deemed to exist unless notice of termination on account thereof is given no later than sixty (60) days after the time at which the event or condition purportedly giving rise to Good Reason first occurs or arises; and, provided that if there exists an event or condition that constitutes Good Reason, Company shall have thirty (30) days from the date notice of such a termination is given to cure such event or condition and, if Company does so, such event or condition shall not constitute Good Reason hereunder.

(g) “Parent” shall mean Mastech Digital, Inc. or any successor.

2. DUTIES. Executive, who is employed in the position set forth on Schedule A hereof as of the date of this Agreement, agrees to be responsible for such duties as are commensurate with and required by such position and any other duties as may be assigned to Executive by Company from time to time. Executive further agrees to perform Executive’s duties in a diligent, trustworthy, loyal, businesslike, productive, and efficient manner and to use Executive’s best efforts to advance the business and goodwill of Company and its Affiliates. Executive further agrees to devote all of Executive’s business time, skill, energy and attention exclusively to the business of Company and to comply with all rules, regulations and procedures of Company. During the term of this Agreement, Executive will not engage in any other business for Executive’s own account or accept any employment from any other business entity, or render any services, give any advice or serve in a consulting capacity, whether gratuitously or otherwise, to or for any other person, firm or corporation, other than as a volunteer for charitable organizations, without the prior written approval of Company, which shall not be unreasonably withheld. Executive’s duties shall be performed at Company’s offices in Pittsburgh, Pennsylvania, reasonable periods of business travel excepted.

3. COMPENSATION. Executive’s compensation as of the date of this Agreement is as set forth on Schedule A-8 hereto. Said compensation is subject to being reviewed and modified annually by Company. Any changes to compensation will be set forth in a revised Schedule A, with each subsequently issued Schedule A increasing in numeration. Company shall be entitled to withhold from any payments to Executive pursuant to the provisions of this Agreement any amounts required by any applicable taxing or other authority, or any amounts payable by Executive to Company or any Affiliate (including, without limitation, repayment of any amount loaned to Executive by Company or any Affiliate).

4. BENEFITS. Executive is eligible for the standard Company benefits, which may be modified by Company at any time or from time to time in accordance with the terms of Company’s applicable benefit plans and policies. Executive shall also be entitled to reimbursement of business-related expenses in accordance with Company’s standard policies concerning reimbursement of such expenses.

5. POLICIES AND PRACTICES. Executive agrees to abide by all Company rules, regulations, policies, practices and procedures, of which he shall be given notice by Company, which Company may amend from time to time.

6. AGREEMENT NOT TO COMPETE. In order to protect the business interests and goodwill of Company and its Affiliates with respect to Customers and accounts, and to protect Confidential Information, Executive covenants and agrees that for the entire period of Executive’s employment, and for a period of one (1) year after termination of Executive’s employment for any reason, Executive will not:

(a) directly or indirectly contact any Customer for the purpose of soliciting such Customer to purchase, lease or license a product or service that is the same as, similar to, or in competition with those products and/or services made, rendered, offered or under development by Company or any Affiliate;

(b) directly or indirectly employ, or knowingly permit any company or business directly or indirectly controlled by Executive to employ any person who is employed by Company or any Affiliate at any time during the term of Executive’s employment, or in any manner facilitate the leaving of any such person from his or her employment with Company or any Affiliate;

(c) directly or indirectly interfere with or attempt to disrupt the relationship, contractual or otherwise, between Company or any Affiliate and any of its employees or solicit, induce, or attempt to induce employees of Company or any Affiliate to terminate employment with Company or Affiliate and become self-employed or employed with others in the same or similar business or any product line or service provided by Company or any Affiliate; or

(d) directly or indirectly engage in any activity or business as a consultant, independent contractor, agent, employee, officer, partner, director or otherwise, alone or in association with any other person, corporation or other entity, in any Competing Business operating within the United States or any other country where Executive has worked and/or conducted business for Company and its Affiliates within the one (1) year period prior to the termination of Executive’s employment.

Executive acknowledges that Company and its Affiliates are engaged in business throughout the United States, as well as in other countries and that the marketplace for Company’s and its Affiliates’ products and services is worldwide. Executive further covenants and agrees that the geographic, length of term and types of activities restrictions (non-competition restrictions) contained in this Agreement are reasonable and necessary to protect the legitimate business interests of Company and its Affiliates because of the scope of Company’s and the Affiliates’ businesses.

In the event that a court of competent jurisdiction shall determine that one or more of the provisions of this Paragraph 6 is so broad as to be unenforceable, then such provision shall be deemed to be reduced in scope or length, as the case may be, to the extent required to make this Paragraph enforceable. If Executive violates the provisions of this Paragraph 6, the periods described therein shall be extended by that number of days which equals the aggregate of all days during which at any time any such violations occurred. Executive acknowledges that the offer of employment by Company, or any other consideration offered for signing this agreement, is sufficient consideration for Executive’s agreement to the restrictive covenants set forth in this Paragraph 6, and that each Affiliate is an intended third-party beneficiary of such covenants with a separate and independent right to enforce the same. Executive agrees that Executive’s signing of an employment agreement containing the restrictive covenants set forth herein was a condition precedent to Executive’s continued employment with Company.

7. NONDISCLOSURE AND NONUSE OF CONFIDENTIAL INFORMATION. Executive covenants and agrees during Executive’s employment or any time after the termination of such employment, not to communicate or divulge to any person, firm, corporation or business entity, either directly or indirectly, and to hold in strict confidence for the benefit of Company, all Confidential Information except that Executive may disclose such Confidential Information to persons, firms or corporations who need to know such Confidential Information during the course and within the scope of Executive’s employment. Executive will not use any Confidential Information for any purpose or for Executive’s personal benefit other than in the course and within the scope of Executive’s employment. Executive agrees to sign and abide by the terms and conditions of Company’s Confidential Information and Intellectual Property Protection Agreement, a copy of which is attached hereto as Schedule B and incorporated as though fully set forth herein.

8. TERMINATION. This Agreement may be terminated by either party with or without Cause under the following conditions:

(a) With Cause Termination. Executive may be terminated from employment with “Cause.” “Cause” shall mean (i) the commission of a crime involving moral turpitude, theft, fraud or deceit; (ii) conduct which brings Company or any Affiliate into public disgrace or disrepute and that is demonstrably and materially injurious to the business interest of Company or any Affiliate; (iii) substantial or continued unwillingness to perform duties as reasonably directed by Executive’s supervisors or Company’s Board of Directors; (iv) gross negligence or deliberate misconduct; or (v) any material breach of Paragraphs 6 or 7 of this Agreement, or Executive’s Confidential Information and Intellectual Property Protection Agreement. In the event that Executive is terminated with Cause, Company may immediately cease payment of any further wages, benefits or other compensation hereunder other than salary and benefits (excluding options) earned through the date of termination. Executive acknowledges that Executive has continuing obligations under this Agreement including, but not limited to Paragraphs 6 and 7, in the event that Executive is terminated with Cause.

(b) Without Cause Termination; Resignation. In the event that Executive’s employment is terminated by Company without Cause or Executive resigns at the direction of Company’s or Parent’s Board of Directors, Executive will be entitled to the following:

(1) Twelve (12) months of Executive’s last monthly base salary, as set forth in Schedule A, less appropriate deductions, divided into equal installments and paid on Company’s regular payroll dates over a period of twelve (12) months commencing with the first regular payroll date occurring on or after the sixtieth (60th) day following Executive’s termination date, together with a catch-up payment consisting of the installments that otherwise would have been paid on the regular payroll dates occurring between the termination date and such initial payment date, and the remaining installments paid on succeeding regular payroll dates during such twelve (12)-month period until paid in full (“Severance Pay”).

Severance Pay will be treated as amounts paid under Company’s generally applicable severance pay policy (“Severance Policy”) as in effect from time to time to the extent of Executive’s entitlement to payments under the Severance Policy.

(2) Executive’s annual performance-based cash bonus target, as set forth in Schedule A, less appropriate deductions, payable on the sixtieth (60th) day following Executive’s termination of employment.

(3) Continued coverage under Company’s employee benefit plans (other than 401(k) or pension benefit coverage) after termination of employment for Executive and his eligible dependents, as and when provided under the Severance Policy, and subject to the payment of applicable premiums or other costs, all in accordance with the terms of the Severance Policy and the applicable benefit plans (including, without limitation, cessation of such benefits due to receiving similar benefit coverage from a new employer).

(4) Following the cessation of coverage under Company’s group health (medical, dental, and vision) plans under Paragraph 8(b)(3) above, Executive shall be entitled to continue his coverage and coverage for any eligible qualified beneficiary under Company’s group health plans in accordance with and for as long as required under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) (subject to payment of the applicable cost for such coverage as may be required by Company in accordance with COBRA). Any period of post-termination coverage under Paragraph 8(b)(3) above shall not be considered as part of the COBRA continued coverage period.

(5) For any period COBRA coverage under Company’s group health plans is in effect for Executive and/or Executive’s qualified beneficiaries during the first six (6) months after Executive’s termination of employment, Executive shall receive a monthly payment at the same time as the Severance Pay, less appropriate withholding, pursuant to Company’s regular schedule and payroll practices, in an amount equal to the excess of Executive’s cost for COBRA coverage over the cost Executive would have paid for group health plan coverage as an active employee of Company.

(6) For a period of twelve (12) months following Executive’s termination date, continued vesting in unvested stock options outstanding as of such termination date and granted under Company’s Stock Incentive Plan, or any successor thereto (the “Options”).

(7) The exercise period for a vested Option, including those which vest pursuant to Paragraph 8(b)(6) above, will be extended for a period of six (6) months after the otherwise applicable expiration date, but not later than the earlier of (i) the original expiration date of such Option; or (ii) ten (10) years from the date of grant.

Executive further acknowledges that Company’s obligations under this Paragraph 8(b), are contingent upon and subject to Executive’s signing (and not revoking) an agreement and release of all claims against Company in a form similar to the one attached hereto as Schedule C (or such other form acceptable to Company), and such release becoming effective in accordance with its terms prior to the sixtieth (60th) day following Executive’s termination date.

(c) Without Cause or Good Reason Termination following Change of Control. In the event that upon or within one (1) year following a Change of Control, either Executive voluntarily terminates his employment with Company for Good Reason or Company terminates Executive’s employment with Company without Cause, Executive will be entitled to the following in lieu of the payments and benefits to which Executive would otherwise be entitled upon such termination in accordance with Paragraph 8(b):

(1) A lump sum payment, less appropriate deductions, equal to two (2) times the sum of (i) Executive’s average annual base salary for the last three (3) years (including the year of termination); and (ii) Executive’s average annual performance-based cash bonus received for the prior three (3) years (not including the year of termination), such payment to be made on the sixtieth (60th) day following Executive’s termination date.

(2) Payment by Company of the premiums, less appropriate withholding, required to continue Executive’s and his eligible dependents’ group health care (medical, dental, and vision) coverage under the applicable provisions of COBRA, provided that Executive timely elects to continue such coverage under COBRA, for a period ending on the first to occur of (i) the date twenty-four (24) months following Executive’s termination of employment; and (ii) the date Executive becomes eligible for health care coverage through another employer, provided that the amount of the premiums payable under this Paragraph is equal to the excess of Executive’s cost for COBRA coverage over the cost Executive would have paid for group health plan coverage as an active employee of Company.

(3) Acceleration in full, effective as of Executive’s final day of employment, of the vesting and/or exercisability of all then-outstanding equity awards held by Executive.

(4) The exercise period for a vested Option, including those which vest pursuant to Paragraph 8(c)(3) above, will be extended for a period of six (6) months after the otherwise applicable expiration date, but not later than the earlier of (i) the original expiration date of such Option; or (ii) ten (10) years from the date of grant.

(5) Reimbursement for outplacement services (not exceeding Twenty-Five Thousand Dollars ($25,000)) in accordance with Company’s standard policies concerning reimbursement.

Executive further acknowledges that Company’s obligations under this Paragraph 8(c), are contingent upon and subject to Executive’s signing (and not revoking) an agreement and release of all claims against Company in a form similar to the one attached hereto as Schedule C (or such other form acceptable to Company), and such release becoming effective in accordance with its terms prior to the sixtieth (60th) day following Executive’s termination date.

(d) Section 280G. Notwithstanding anything herein to the contrary, if any payment or benefit hereunder or otherwise payable to Executive constitutes a “parachute payment” (as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (“Code”)), and the net after-tax amount of any such parachute payment is less than the net after-tax amount if the aggregate payments and benefits to be made to Executive were three times Executive’s “base amount” (as defined in Code Section 280G(b)(3)), less One Dollar ($1.00), then the aggregate of the amounts constituting the parachute payments shall be reduced to an amount equal to three (3) times Executive’s base amount, less One Dollar ($1.00). If a reduction in severance and other benefits constituting parachute payments is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: reduction of cash payments; then reduction of employee benefits.

The determinations to be made with respect to this Paragraph shall be made by Company’s independent accountants or such other person or entity to which the parties mutually agree, which shall be paid by Company for the services to be provided hereunder. For purposes of making the calculations required by this Paragraph, the accountants may make reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999 and make reasonable assumptions regarding Executive’s marginal tax rate in effect for such parachute payments, including the effect of the deductibility of state and local taxes on such marginal tax rate. Executive and Company shall furnish to accountants such information and documents as the accountants may reasonably request in order to make a determination under this Paragraph.

9. TERM. Executive’s employment shall continue from year to year or until such employment is terminated in accordance with the provisions of Paragraph 8. Executive acknowledges and agrees that nothing herein guarantees Executive continued employment by Company for any specified or intended term, and that his employment and this Agreement may be terminated by Company at any time.

10. EQUITABLE RELIEF; FEES AND EXPENSES. Executive stipulates and agrees that any breach of this Agreement by Executive will result in immediate and irreparable harm to Company and its Affiliates, the amount of which will be extremely difficult to ascertain, and that Company and its Affiliates could not be reasonably or adequately compensated by damages in an action at law. For these reasons, Company and its Affiliates shall have the right to obtain such preliminary, temporary or permanent injunctions or restraining orders or decrees as may be necessary to protect Company or any Affiliate against, or on account of, any breach by Executive of the provisions of this Agreement without the need to post bond. Such right to equitable relief is in addition to all other legal remedies Company or any Affiliate may have to protect its rights. The prevailing party in any such action shall be responsible for reimbursing the non-prevailing party for all costs associated with obtaining the relief, including reasonable attorneys’ fees, and expenses and costs of suit. Executive further covenants and agrees that any order of court or judgment obtained by Company or an Affiliate which enforces Company’s or Affiliate’s rights under this Agreement may be transferred, without objection or opposition by Executive, to any court of law or other appropriate law enforcement body located in any other state in the United States or any other country in the world where Company or such Affiliate does business, and that said court or body shall give full force and effect to said order and or judgment.

11. EMPLOYMENT DISPUTE SETTLEMENT PROCEDURE-WAIVER OF RIGHTS. In consideration of Company employing Executive and the wages and benefits provided under this Agreement, Executive and Company each agree that, in the event either party (or its representatives, successors or assigns) brings an action in a court of competent jurisdiction relating to Executive’s recruitment, employment with, or termination of employment from Company, the plaintiff in such action agrees to waive his, her or its right to a trial by jury, and further agrees that no demand, request or motion will be made for trial by jury.

In consideration of Company employing Executive, and the wages and benefits provided under this Agreement, Executive further agrees that, in the event that Executive seeks relief in a court of competent jurisdiction for a dispute covered by this Agreement, Company may, at any time within sixty (60) days of the service of Executive’s complaint upon Company, at its option, require all or part of the dispute to be arbitrated by one arbitrator in accordance with the rules of the American Arbitration Association. Executive agrees that the option to arbitrate any dispute is governed by the Federal Arbitration Act, and is fully enforceable. Executive understands and agrees that, if Company exercises its option, any dispute arbitrated will be heard solely by the arbitrator, and not by a court. The parties agree that the prevailing party shall be entitled to have all of their legal fees paid by the non-prevailing party. This pre-dispute resolution agreement will cover all matters directly or indirectly related to Executive’s recruitment, employment or termination of employment by Company; including, but not limited to, claims involving laws against any form of discrimination whether brought under federal and/or state law, and/or claims involving co-employees, but excluding Worker’s Compensation Claims.

THE RIGHT TO A TRIAL, AND TO A TRIAL BY JURY, IS OF VALUE. YOU MAY WISH TO CONSULT AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT. IF SO, TAKE A COPY OF THIS AGREEMENT WITH YOU. HOWEVER, YOU WILL NOT BE OFFERED EMPLOYMENT UNDER THIS AGREEMENT UNTIL THIS AGREEMENT IS SIGNED AND RETURNED BY YOU.

12. AMENDMENTS. No supplement, modification, amendment or waiver of the terms of this Agreement shall be binding on the parties hereto unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. Any failure to insist upon strict compliance with any of the terms and conditions of this Agreement shall not be deemed a waiver of any such terms or conditions.

13. ACKNOWLEDGMENTS OF EXECUTIVE. Executive hereby acknowledges and agrees that: (a) this Agreement is necessary for the protection of the legitimate business interests of Company and its Affiliates; (b) the restrictions contained in this Agreement may be enforced in a court of law whether or not Executive is terminated with or without cause or for performance related reasons; (c) Executive has no intention of competing with Company and its Affiliates within the limitations set forth above; (d) Executive has received adequate and valuable consideration for entering into this Agreement; (e) Executive’s covenants shall be construed as independent of any other provision in this Agreement and the existence of any claim or cause of action Executive may have against Company or any Affiliate, whether predicated on this Agreement or not, shall not constitute a defense to the enforcement by Company or an Affiliate of these covenants; and (f) the execution and delivery of this Agreement is a mandatory condition precedent to Executive’s receipt of the consideration provided herein.

14. FULL UNDERSTANDING. Executive acknowledges that Executive has been afforded the opportunity to seek legal counsel, that Executive has carefully read and fully understands all of the provisions of this Agreement and that Executive, in consideration for the compensation set forth herein, is voluntarily entering into this Agreement.

15. ENTIRE AGREEMENT. This Agreement supersedes all prior agreements, written or oral, between Company or Affiliates and Executive concerning the subject matter hereof.

16. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. The restrictive covenants stated herein may be read as if separate and apart from this Agreement and shall survive the termination of Executive’s employment with Company for any reason.

17. OTHER AGREEMENTS. Executive represents and warrants that Executive is not a party to or otherwise subject to or bound by the terms of any contract, agreements or understandings that would affect Executive’s right or abilities to perform under this Agreement. Executive specifically represents that Executive will not use any confidential information obtained from Executive’s prior employer(s) in the performance of Executive’s duties herein and is not subject to any other restrictive covenants or non-competition agreements.

18. CHOICE OF LAW, JURISDICTION AND VENUE. The parties agree that this Agreement shall be deemed to have been made and entered into in Allegheny County, Pennsylvania and that the law of the Commonwealth of Pennsylvania shall govern this Agreement, without regard to conflict of laws principles. Jurisdiction and venue is exclusively limited in any proceeding by Company or an Affiliate or Executive to enforce their rights hereunder to any court or arbitrator geographically located in Allegheny County, Pennsylvania. Executive hereby waives any objections to the jurisdiction and venue of the courts in or for Allegheny County, Pennsylvania, including any objection to personal jurisdiction, venue, and/or forum non-conveniens, in any proceeding by Company or any Affiliate to enforce its rights hereunder filed in or for Allegheny County, Pennsylvania. Executive agrees not to object to any petition filed by Company or an Affiliate to remove an action filed by Executive from a forum or court not located in Allegheny County, Pennsylvania.

19. SUCCESSORS IN INTEREST. This Agreement shall be binding upon and shall inure to the benefit of the successors, assigns, heirs and legal representatives of the parties hereto. Parent and Company shall each require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business and/or assets to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Parent or Company, as the case may be, would be required to perform it if no such succession had taken place, and Executive agrees to be obligated by this Agreement to any successor, assign or surviving entity. As used in this Paragraph, “Parent” shall mean Parent as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise and “Company” shall mean Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise. Any successor to Company is an intended third party beneficiary of this Agreement. Executive may not assign this Agreement otherwise than by will or the laws of decent and distribution.

20. NOTICES. All notices, requests, demands or other communications by the terms hereof required or permitted to be given by one party to the other shall be given in writing by personal delivery or by registered mail, postage prepaid, addressed to such other party or delivered to such other party as follows:

(a) to Company at:

Company’s last known address

Attention: President or Chairman of the Board

(b) to Executive at:

Executive’s last known address

Attention: Executive

or at such other address as may be given by either of them to the other in writing from time to time, and such notices, requests, demands, acceptances or other communications shall be deemed to have been received when delivered or, if mailed, three (3) Business Days after the day of mailing thereof; provided that if any such notice, request, demand or other communication shall have been mailed and if regular mail service shall be interrupted by strikes or other irregularities, such notices, requests, demands or other communications shall be deemed to have been received when delivered or, if mailed, three (3) Business Days from the day of the resumption of normal mail service.

21. SECTION 409A.

(a) Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein either shall either be exempt from the requirements of Code Section 409A (“Section 409A”) or shall comply with the requirements of such provision. Notwithstanding any provision of this Agreement to the contrary, if Executive is a “specified employee” within the meaning of Section 409A, any payments or arrangements due upon a termination of Executive’s employment, if any, under any arrangement that constitute a “nonqualified deferral of compensation” within the meaning of Section 409A and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A-1 (including without limitation, the short-term deferral exemption or the permitted payments under Treas. Regs. Section 1.409A-1(b)(9)(iii)(A)), shall be delayed and paid or provided on the earlier of (i) the date which is six months after Executive’s “separation from service” (as such term is defined in Section 409A and the regulations and other published guidance thereunder) for any reason other than death; and (ii) the date of Executive’s death.

(b) After Executive’s termination, Executive shall have no duties or responsibilities that are inconsistent with having a “separation from service” within the meaning of Section 409A as of the date of his termination and, notwithstanding anything in the Agreement to the contrary, distributions upon termination of employment of nonqualified deferred compensation may only be made upon a “separation from service” as determined under Section 409A and such date shall be the date of Executive’s termination for purposes of this Agreement. Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement which constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and to the extent an amount is payable within a time period, the time during which such amount is paid shall be in the discretion of Company.

22. COUNTERPARTS: TELECOPY. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Delivery of executed signature pages by facsimile transmission will constitute effective and binding execution and delivery of this Agreement.

23. HEADINGS. The headings used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

24. DRAFTER PROVISION. The parties agree that they have both had the opportunity to review and negotiate this Agreement, and that any inconsistency or dispute related to the interpretation of any of the provisions of this Agreement shall not be construed against either party.

25. SURVIVABILITY. The terms of this Agreement survive the termination of Executive’s employment with Company for any reason.

[signature page follows]

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ AND FULLY UNDERSTAND ALL OF THE PROVISIONS OF THIS AGREEMENT AND THAT I AM VOLUNTARILY ENTERING INTO THIS AGREEMENT.

MASTECH DIGITAL TECHNOLOGIES, INC.: EXECUTIVE:

By:	/s/ Vivek Gupta	/s/ John J. Cronin, Jr.
John J. Cronin, Jr.

Date:	March 20, 2019	Date:	March 20, 2019

Witness:	/s/ Donna Kijowski	Witness:	/s/ Donna Kijowski

Date:	March 20, 2019	Date:	March 20, 2019

MASTECH DIGITAL, INC.

By:	/s/ Vivek Gupta

Date:	March 20, 2019

Witness:	/s/ Donna Kijowski

Date:	March 20, 2019

Schedule A-8

This Schedule A-8 dated March 20, 2019, is issued pursuant to the Third Amended and Restated Executive Employment Agreement by and among Company, Parent and Executive, dated March 20, 2019 (the “Agreement”), and shall be incorporated therein and governed by the terms and conditions of such Agreement. This Schedule A-8 is effective April 1, 2019, and is intended to replace any previously issued Schedule A.

1. Position: Chief Financial Officer. Executive shall report in such capacity to Company’s Chief Executive Officer.

2. Base Salary: $325,000 per year.

3. Bonus: Executive will be entitled to an annual performance-based cash bonus of $160,000, for the achievement of certain financial and operational targets. These targets, and the bonus dollars tied to such targets, will be determined and communicated to you by the Chief Executive Officer on an annual basis. For the 2019 calendar year, your bonus will be based on the following performance measures:

a.	Consolidated Revenue;

b.	Non-GAAP Earnings Per Share – Diluted; and

c.	Consolidated Gross Profit Dollars.

The target amount for each measure for the 2019 calendar year is set forth on Appendix 1 to this schedule. Should Company fail to achieve the target amount for the above performance measures, Executive’s annual performance-based bonus, if any, shall be based upon Company’s evaluation of the percentage of the target amount achieved during the year. Conversely, should Company’s performance exceed the target amount for the above performance measures, Executive’s annual performance-based bonus may exceed the bonus amount stated above, based upon Company’s evaluation of the percentage of the over-achievement of such target amount(s). All bonuses will be paid by March 15, 2020, following the completion of Company’s year-end audit. If Executive leaves Company voluntarily, or is terminated with Cause, before December 31, 2019, Executive will not be eligible for a bonus. If Executive is terminated by Company during 2019 without Cause, Executive’s bonus calculation will be based on Company’s annual results (calculated as though Executive were still an employee) and a prorated bonus will be paid considering the days in 2019 in which Executive was employed by Company divided by 365.

4. Benefits: Executive is eligible for standard company benefits in the same manner as other executives of Company.

5. Expenses: Company will reimburse all properly documented expenses reasonably related to Executive’s performance of Executive’s duties hereunder.

6. Stock Options: On January 16, 2019, Executive received an award of a non-qualified stock option to purchase 55,000 shares of Parent common stock, subject to the terms and conditions set forth on Appendix 2 to this Schedule. Thereafter, during the Term of Employment, Executive shall be eligible to receive non-qualified stock options and other awards pursuant to Company’s Stock Incentive Plan in a manner and amount determined by the Compensation Committee in its sole discretion.

BY:	/s/ Vivek Gupta March 20, 2019	BY:	/s/ John J. Cronin, Jr. March 20, 2019
	Company / Date		Executive / Date

Appendix 2

See attached.

NON-QUALIFIED STOCK OPTION AGREEMENT

UNDER THE

MASTECH DIGITAL, INC.

STOCK INCENTIVE PLAN

(as amended and restated)

(the “Plan”)

This Agreement is made as of the date set forth on Schedule A hereto (the “Grant Date”) by and between Mastech Digital, Inc., a Pennsylvania corporation (the “Corporation”), and the person named on Schedule A hereto (the “Optionee”).

WHEREAS, Optionee is a valuable employee of the Corporation or one of its subsidiaries and the Corporation considers it desirable and in its best interest that Optionee be given an inducement to acquire a proprietary interest in the Corporation and an incentive to advance the interests of the Corporation by granting the Optionee an option to purchase shares of common stock of the Corporation (the “Common Stock”);

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree that as of the Grant Date, the Corporation hereby grants Optionee an option to purchase from it, upon the terms and conditions set forth in the Plan, that number of shares of the authorized and unissued Common Stock of the Corporation as is set forth on Schedule A hereto.

Terms of Stock Option. The option to purchase Common Stock granted hereby is subject to the terms, conditions, and covenants set forth in the Plan as well as the following:

a)	This option shall constitute a Non-Qualified Stock Option which is not intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended;

b)	The per share exercise price for the shares subject to this option is set forth on Schedule A hereto;

c)	No portion of this option may be exercised more than ten (10) years from the Grant Date; and

d)	If requested by the Company, the Optionee shall have signed an Employment Agreement in a form satisfactory to the Company, as evidenced by the Company’s execution of such Employment Agreement.

Payment of Exercise Price. This option may be exercised, in part or in whole, only by written request to the Corporation accompanied by payment of the exercise price in full either (i) in cash for the shares with respect to which it is exercised; (ii) by delivering to the Corporation a notice of exercise with an irrevocable direction to a broker-dealer registered under the Act to sell a sufficient portion of the shares and deliver the sale proceeds directly to the Corporation to pay the exercise price; or (iii) by delivering shares of Common Stock or a combination of shares and cash having an aggregate Fair Market

Value (as defined in the Plan) equal to the exercise price of the shares being purchased; provided, however, that shares of Common Stock delivered by the Optionee may be accepted as full or partial payment of the exercise price for any exercise of the option hereunder only if the shares have been held by the Optionee for at least six (6) months. To the extent required by the Corporation, Optionee shall also tender at the time of exercise cash equal to the amount of federal and state withholding taxes due in connection with such exercise.

Miscellaneous.

a)	This Agreement is binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.

b)

This Agreement will be governed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania, and may be executed in more than one counterpart, each of which shall constitute an original document.

c)	No alterations, amendments, changes or additions to this agreement will be binding upon either the Corporation or Optionee unless reduced to writing and signed by both parties.

d)

Optionee acknowledges receipt of a copy of the Plan as presently in effect. All of the terms and conditions of the Plan are incorporated herein by reference (including but not limited to capitalized terms not otherwise defined herein) and this option is subject to such terms and conditions in all respects.

e)	This Agreement and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof, and supersede any prior written or oral agreements.

In witness whereof, the parties have executed this Agreement as of the Grant Date.

MASTECH DIGITAL, INC.

By:	/s/ Vivek Gupta
Vivek Gupta

OPTIONEE

/s/ John J. Cronin, Jr. John J. Cronin, Jr.

Schedule A

1.	Optionee: John J. Cronin, Jr.

2.	Grant Date: January 16, 2019

3.	Number of Shares of Common Stock covered by the Option: 55,000
4.	Exercise Price: $6.79

5.	Subject to the condition set forth in subsection (c) of the section of the Agreement entitled “Terms of the Stock Options,” the Option shall vest in accordance with the following schedule:

(i)	5,000 shares shall vest on January 16, 2020;

(ii)	5,000 shares shall vest on January 16, 2021;

(iii)	15,000 shares shall vest on January 16, 2022;

(iv)	15,000 shares shall vest on January 16, 2023;

(v)	15,000 shares shall vest on January 16, 2024.

Vesting ceases immediately on termination of employment for any reason, and any portion of the Option that has not vested on or prior to the date of such termination is forfeited on such date.

6.	The last day on which the vested portion of the Option may be exercised is the earliest of:

(i)	January 16, 2029;

(ii)

the date on which the Optionee’s employment terminates for “cause” (as defined in the Plan) or on which the Optionee becomes an officer, director, employee or consultant of a “Competing Business” (as defined in the Plan);

(iii)	three months after the Optionee’s termination of employment other than for “cause” or due to disability or retirement (as defined in the Plan); or

(iv)	one year following the Optionee’s death or his termination of employment due to disability or retirement (as defined in the Plan).

/s/ VG
Initials of Authorized Officer of
MASTECH DIGITAL, INC.

/s/ JJC
Optionee’s Initials